Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

JANUARY 4, 2010

Equity Residential Announces Completion and Results of Tender Offer by ERP Operating

Limited Partnership for its Exchangeable Notes

Chicago, IL – January 4, 2010 – Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), accepted for purchase approximately $48.5 million of the principal amount of its outstanding 3.85% Exchangeable Senior Notes due August 15, 2026, which were validly tendered pursuant to its previously announced cash tender offer (the “Exchangeable Notes Offer”). The Exchangeable Notes Offer expired at 12:00 Midnight, Eastern Standard Time, on December 30, 2009. Payment for notes purchased pursuant to the Exchangeable Notes Offer was made on December 31, 2009. The aggregate consideration for the Exchangeable Notes accepted for purchase, including accrued and unpaid interest of approximately $0.7 million, was approximately $49.2 million.

As a result of the non-cash write-off of certain unamortized costs and a discount related to the Exchangeable Notes, the company will record a charge to earnings and funds from operations (FFO) of approximately $1.7 million in the fourth quarter of 2009. Combined with the charge of approximately $23.2 million, announced in a press release dated December 10, 2009, for the recent tender for certain of the Operating Partnership’s Non-Exchangeable Notes, the company will record a combined total charge to earnings and FFO of approximately $24.9 million, or $0.09 per share, in the fourth quarter of 2009. This charge was not included in the fourth quarter and full year 2009 guidance ranges announced on October 28, 2009 in conjunction with the company’s third quarter 2009 earnings release.

Below is a summary of the company’s recent tender offers for certain of the Operating Partnership’s notes:

Title of Security	Principal Amount Outstanding Prior To Purchase (1)	Total Consideration (2)	Principal Amount Accepted for Purchase	Principal Amount Outstanding After Purchase (3)

Exchangeable Notes Offer:
3.85% Exchangeable Senior Notes due August 15, 2026 (4)	$531,092,000	$1,000	$48,547,000	$482,545,000

Non-Exchangeable Notes Offer:
6.95% Notes due March 2, 2011	$114,806,000	$1,060	$21,710,000	$93,096,000
6.625% Notes due March 15, 2012	$400,000,000	$1,080	$146,142,000	$253,858,000
5.50% Notes due October 1, 2012	$350,000,000	$1,070	$127,867,000	$222,133,000

(1)	As of December 2, 2009.
(2)	Per $1,000 principal amount of notes tendered and accepted for purchase.
(3)	As of December 31, 2009.
(4)	Callable by the Company on or after August 18, 2011 and putable by the holders on August 18, 2011, August 15, 2016 and August 15, 2021.

Citigroup Global Markets Inc. was the Dealer Manager for the Offers. Global Bondholder Services Corporation was the Information Agent.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 494 properties located in 23 states and the District of Columbia, consisting of 136,843 apartment units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.